Exhibit 10.4

CONSULTING AGREEMENT

AGREEMENT made as of the 1st day of July, 2001, by and between HUNGRY MINDS, INC., a Delaware corporation (ACompany@), and JOHN BALL (AExecutive@).

WHEREAS, Executive is presently employed as an executive officer of Company, pursuant to a compensation agreement dated as of July 1, 1998, as amended (the AEmployment Agreement@); and

WHEREAS, Company desires to retain Executive=s consulting and advisory services following the expiration of Executive=s employment relationship with Company, and Executive desires to make such services available to Company.

NOW, THEREFORE, the parties agree as follows:

    Retention of Consulting Services. Subject to the provisions of this Agreement, Company will be entitled to retain the consulting and advisory services of Executive and Executive will provide such services to Company as an independent contractor for a period of twelve months beginning on the date of the termination of Executive=s employment relationship with Company for any reason other than (a) Executive=s death, (b) termination by Company for ACause@ (within the meaning of Section 6.4 of the Employment Agreement) before the expiration of the Employment Agreement, or (c) voluntary termination of employment by Executive without AGood Reason@ (within the meaning of Section 6.5 of the Employment Agreement) before the expiration of the term of the Employment Agreement (unless, as a result of such voluntary termination of employment, Executive is entitled to receive severance payments pursuant to Section 7 of the Employment Agreement).
    Duties and Responsibilities. During the term of this Agreement, Executive will provide consulting services to Company of such substance and at such mutually convenient times as Company (acting through a single designated senior executive officer) may reasonably request, at locations within the United States convenient to Executive and consistent with the reasonable needs of Company, taking into account the non-full time nature of this position, as well as Executive=s other business and personal commitments (including, without limitation, other employment), activities and general convenience. Company will provide Executive with reasonable notice of the dates, times and places of any consultation requested hereunder and, to the extent it is reasonably feasible, Executive will be entitled to provide the services required of him hereunder by telephone or other means of electronic or wireless communication. The amount of time Executive will be required to devote to his consulting services hereunder will not be more than twenty-four days per year or two days per month.
    Compensation. Company will pay $295,000 to Executive for the services to be provided under this Agreement. Such payment will be made within five days from the beginning of the consulting period described in numbered paragraph 1 hereof. Such payment will not be subject to income and employment tax withholding but will be subject to repayment by Executive in accordance with numbered paragraph 4 of this Agreement. In addition to the payment of such compensation, Company will reimburse Executive for any out-of-pocket expenses and costs reasonably incurred by him in connection with the performance of his services under this Agreement.
    Repayment Obligation. If, during the period Executive is required to provide consulting services under this Agreement, Executive engages in conduct which is a material breach of his confidentiality and other restrictive covenants set forth in Section 10 of the Employment Agreement or engages in competitive activities, and in either event, if such conduct or activities causes or is reasonably likely to cause material financial damage to Company, then Company may terminate this Agreement and recover from Executive a portion of the consulting fee paid to Executive pursuant to numbered paragraph 3. Such portion will be a fraction, the numerator of which is the number of full months remaining in the consulting period at the time the breach is discovered and the denominator of which is twelve.
    Miscellaneous. This Agreement will be binding upon and inure to the benefit of the successors and assigns of Company, including, without limitation, any successor to the business of the Company. This Agreement is separate and apart from and shall not affect the rights and obligations of the parties under the Employment Agreement. This Agreement shall be subject to and governed by the laws of the State of New York without reference to principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of July, 2001.

HUNGRY MINDS, INC.

By: /s/ William Barry

/s/ John Ball
JOHN BALL